VIP Trust
N-SAR Attachment for Item-74V.
DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEM 74V.
FOR PERIOD ENDING: 06/30/2015
Registrant CIK:  00011160168
FILE NUMBER: 811- 10509
 74V.    Net asset value per share (to nearest cent)
Negative answer permitted in this field.

FUND GROUP  Class A   Class B   Class K
AXA AGGRESSIVE ALLOCATION PORTFOLIO VIP  11.52 11.52 11.54
AXA CONSERVATIVE ALLOCATION PORTFOLIO VIP  9.61 9.62 9.61
AXA CONSERVATIVE-PLUS ALLOCATION PORTFOLIO VIP  10.07 10.08 10.09
AXA MODERATE ALLOCATION PORTFOLIO VIP  14.40 14.30 14.42
AXA MODERATE-PLUS ALLOCATION PORTFOLIO VIP  11.37 11.37 11.38
CHARTER AGGRESSIVE GROWTH PORTFOLIO VIP   10.09
CHARTER ALTERNATIVE 100 CONSERVATIVE PLUS PORTFOLIO VIP   9.58
CHARTER ALTERNATIVE 100 GROWTH PORTFOLIO VIP   9.07
CHARTER ALTERNATIVE 100 MODERATE PORTFOLIO VIP   9.38
CHARTER CONSERVATIVE PORTFOLIO VIP   9.92
CHARTER EQUITY PORTFOLIO VIP   10.51
CHARTER FIXED INCOME PORTFOLIO VIP   9.69
CHARTER GROWTH PORTFOLIO VIP   10.15
CHARTER INCOME STRATEGIES PORTFOLIO VIP   9.80
CHARTER INTEREST RATE STRATEGIES PORTFOLIO VIP   9.76
CHARTER INTERNATIONAL CONSERVATIVE PORTFOLIO VIP   9.27
CHARTER INTERNATIONAL GROWTH PORTFOLIO VIP   9.53
CHARTER INTERNATIONAL MODERATE PORTFOLIO VIP   9.37
CHARTER MODERATE GROWTH PORTFOLIO VIP   10.07
CHARTER MODERATE PORTFOLIO VIP   10.02
CHARTER MULTI-SECTOR BOND PORTFOLIO VIP  3.86 3.85 3.88
CHARTER REAL ASSETS PORTFOLIO VIP   9.12
CHARTER SMALL CAP GROWTH PORTFOLIO VIP  12.92 12.81
CHARTER SMALL CAP VALUE PORTFOLIO VIP  15.41 15.42
TARGET 2015 ALLOCATION PORTFOLIO VIP   8.98 8.99
TARGET 2025 ALLOCATION PORTFOLIO VIP   10.05 10.06
TARGET 2035 ALLOCATION PORTFOLIO VIP   10.24 10.25
TARGET 2045 ALLOCATION PORTFOLIO VIP   10.15 10.16
TARGET 2055 ALLOCATION PORTFOLIO VIP  9.86 9.86